UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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YUHE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YUHE INTERNATIONAL, INC.

Notice of Annual Meeting of Stockholders
To Be Held On December 15, 2009

The Annual Meeting of Stockholders of Yuhe International, Inc., the “Company”, will be held on December 15, 2009 (Tuesday) at 10:00 am local time at Dong Ming Hotel, No 361, Dong Fang Rd, Jingjikaifa District, Weifang City. Shandong Province. P.R.C. ZIP: 261101, for the following purposes, as more fully described in the accompanying proxy statement:

1.  To elect five directors to hold office until the 2010 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

2.  To ratify and approve the appointment of Child, Van Wagoner & Bradshaw, PLLC or such other auditors as the Board of Directors deems fit as the Company’s independent auditors for the fiscal year ending December 31, 2009.

3.  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on October 29, 2009 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

GAO Zhentao
Chairman
Shandong, People's Republic of China
November 3, 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

B-1

YUHE INTERNATIONAL, INC.

301 Hailong Street
Hanting District, Weifang, Shandong Province
The People’s Republic of China
Tel:  (86) 536 736 3688

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

Yuhe International, Inc., the “Company”, is furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on December 15, 2009 (Tuesday) at 10:00 am local time at Dong Ming Hotel, No 361, Dong Fang Rd, Jingjikaifa District, Weifang City. ShanDong Province. P.R.C. ZIP: 261101, and at any adjournments thereof, the “Annual Meeting”. These materials will be mailed to stockholders on or about November 4, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on December 15, 2009 — the Company’s Annual Report on Form 10-K and this Proxy Statement are available at www.shareholdermaterial.com/yuhe.

Only holders of the Company’s common stock as of the close of business on October 29, 2009, the “Record Date”, are entitled to vote at the Annual Meeting. Stockholders who hold shares of the Company in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker. As of the Record Date, there were 15,722,180 shares of common stock outstanding.

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this proxy statement. All proxy cards received by the Company, which are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted for (i) the nominees to the Board of Directors listed on the proxy card and in this proxy statement and (ii) the ratification and approval of the appointment of Child, Van Wagoner & Bradshaw, PLLC or such other auditors as the Board of Directors deems fit as the Company’s independent auditors for the fiscal year ending December 31, 2009. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Under Nevada law and the Company’s Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to Mr. Vincent Hu, the Chief Financial Officer of the Company, at 301 Hailong Street Hanting District, Weifang, Shandong Province, The People’s Republic of China, or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

The proxy card accompanying this proxy statement is solicited by the Board of Directors of the Company. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

BOARD OF DIRECTORS

The name, age and year in which the term expires of each member of the Board of Directors of the Company is set forth below:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
Gao Zhentao	48	Chairman of the Board of Directors of the Company	2010
Peter Li	45	Director	2010
Liu Yaojun	33	Director	2010
Greg Huett	47	Director	2010
Han Chengxiang	48	Director	2010

At the Annual Meeting, the stockholders will vote on the election of Gao Zhentao, Peter Li, Liu Yaojun, Greg Huett and Han Chengxiang as directors to serve for a one-year term until the annual meeting of stockholders in 2010 or until their respective successors are elected and qualified. All directors will hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors.

NOMINEES AND CONTINUING DIRECTORS

The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

Gao Zhentao. Mr. Gao has been the Company’s Chief Executive Officer and Chairman of its Board of Directors since March 12, 2008. Prior to joining the Company, Mr. Gao served as the Chief Executive Officer and Chairman of the Board of Directors of PRC Yuhe from 1996 to 2008. He was one of the co-founders of Weifang Yuhe Poultry Co. Ltd., “PRC Yuhe”, and Weifang Taihong Feed Co. Ltd., “Taihong”. Mr. Gao is a member of the Agricultural Work Committee of the Weifang City People’s Congress and a member of the Standing Committee of the Hanting District People’s Congress. Mr. Gao has also served as the vice-chairman of the Shandong Province Farming Association since 2006, and as vice-chairman of the Poultry Subcommittee of the National Farming Association of China since 2007. Mr. Gao is the controlling shareholder, legal representative and executive director of Shandong Yuhe Food Group Co., Ltd., “Yuhe Group,” and holds 80% of Yuhe Group’s shares.

On June 13, 2008, Mr. Peter Li was appointed Independent Director of the Company, chair of the Audit Committee and member of the Compensation and Nominating Committees of the Company. Mr. Li is currently a Senior Advisor with Yucheng Technologies Limited, a   NASDAQ-listed leading IT services provider to the Chinese banking industry based in Beijing, the PRC. Prior to that, between 2004 and 2008, he served as the Chief Financial Officer of Yucheng Technologies Limited.

On June 13, 2008, Mr. Liu Yaojun was appointed Independent Director of the Company, chair of the Compensation Committee and member of the Nominating and Audit Committees of the Company. Mr. Liu is currently a partner at Global Law Office, a law firm based in Beijing, the PRC. Prior to that, between 2003 and 2006, Mr. Liu served as an attorney at Jingtian Gongcheng Law Firm, a law firm based in Beijing, the PRC.

On June 13, 2008, Mr. Greg Huett was appointed Independent Director of the Company, chair of the Nominating Committee and member of the Audit and Compensation Committees of the Company. Mr. Huett is currently the Chief Executive Officer of Great Creations LLC, a consumer packaged goods company. Prior to that, from 1981 to 2007 Mr. Huett worked at Tyson Foods, where he last served as the Group Vice President of Tyson’s International division.

On June 13, 2008, Mr. Han Chengxiang was appointed Director of the Company and member of the Nominating Committee of the Company. Mr. Han is currently the Chief Production Officer of the Company. Prior to joining the Company, Mr. Han served as the Chief Production Officer of PRC Yuhe from 1998 to 2008.

Other than as noted above, there are no family relationships among any of the Company’s directors or executive officers.

DIRECTOR NOMINATION

Criteria for Board Membership.  In recommending candidates for appointment or re-election to the Board, the Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors. It seeks to ensure that at least three directors are independent under the rules of the Nasdaq Stock Market, that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market, and at least one member of the Board qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are recommended on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees. The Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating Committee, c/o Mr. Vincent Hu, the Chief Financial Officer of the Company, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2010 Annual Meeting” below.

Process for Identifying and Evaluating Nominees. The Nominating Committee believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the company and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate's qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

The Company has never received a proposal from a stockholder to nominate a director. Although the Nominating Committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2009 Annual Meeting.

Mr. Gao Zhentao, Mr. Peter Li, Mr. Liu Yaojun, Mr. Greg Huett and Mr. Han Chengxiang are current directors standing for re-election. They were recommended for nomination by Gao Zhentao, the Company’s CEO, and approved by the Board of Directors then in office.

DIRECTOR COMPENSATION

None of the directors who served during the past two fiscal years received any form of compensation from the Company.  The Company’s former sole director, Gao Zhentao,, received no additional compensation for being a director.

BOARD MEETINGS AND COMMITTEES

The Company’s Board of Directors met one (1) time during fiscal 2008. The audit committee met one (1) time, the compensation committee met one (1) time and the nominating/corporate governance committee met one (1) time during fiscal 2008. Each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of Committees on which such member served, during the period of such member’s service.

The Board has determined that the following nominated directors are “independent” under current Nasdaq rules: Peter Li, Liu Yaojun and Greg Huett.

The Board of Directors has standing Audit, Compensation and Nominating Committees.

The Company’s Audit Committee Charter, Nominating Committee Charter and Compensation Committee Charter are available on the Company’s website at http://www.yuhepoultry.com .

Audit Committee. The Audit Committee currently consists of Peter Li, Liu Yaojun, and Greg Huett. The Board has determined that all members of the Audit Committee are independent directors under the rules of the Nasdaq Stock Market and each of them is able to read and understand fundamental financial statements. The Board has determined that Mr. Peter Li qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing the compensation of the independent accountants to conduct the annual audit of the Company’s accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent accountants. The Audit Committee operates under a written charter filed at http://www.yuhepoultry.com .

Compensation Committee. The Compensation Committee currently consists of Liu Yaojun, Peter Li and Greg Huett. The Board has determined that all members of the Compensation Committee are independent directors under the rules of the Nasdaq Stock Market. The Company’s Compensation Committee is responsible for the administration of all salary, bonus and incentive compensation plans for the Company’s officers and key employees. The Compensation Committee will also determine the discretionary annual bonus to be paid to Mr. Gao if the Company exceeds the after tax net income target of $9 million, by providing Mr. Gao with a cash bonus amount equivalent to 0.5 to 1.5% of the amount by which the Company’s after tax net income exceeds $9 million. The factors that the Compensation Committee will consider in determining Mr. Gao’s bonus will be revenue increase as well as the survival rate, productivity and hatching rate of the broilers.

Nominating Committee. The Nominating Committee currently consists of Greg Huett, Liu Yaojun, Peter Li and Han Chengxiang, each of whom the Board has determined is an independent director under the rules of the Nasdaq Stock Market. The Nominating Committee’s responsibilities include recommending to the Board of Directors nominees for possible election to the Board of Directors and providing oversight with respect to corporate governance. The Nominating Committee operates under a written charter filed at http://www.yuhepoultry.com .

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the twelve months ended December 31, 2008, none of the Company’s executive officers had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

COMMUNICATIONS WITH DIRECTORS

Stockholders interested in communicating directly with the Company’s Directors may send an e-mail to Mr. Peter Li at peterli@hollysys.com. Mr. Li will review all such correspondence and will regularly forward to the Board of Directors copies of all such correspondence that deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all of the correspondence received that is addressed to members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

The Company has a policy of encouraging all directors to attend the annual stockholder meetings. This will be the first Annual Meeting since the Company's current management took over the Company in 2008.

CODE OF CONDUCT AND ETHICS

The Company has adopted a code of conduct and ethics that applies to all directors, officers and employees, including its principal executive officer, principal financial officer and controller. This code of conduct and ethics was filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009.

SECURITY OWNERSHIP OF DIRECTORS AND
OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of October 29, 2009 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all executive officers and directors as a group. Except as otherwise listed below, the address of each person is c/o Yuhe International, Inc., 301 Hailong Street Hanting District, Weifang, Shandong Province, The People’s Republic of China. Percentage ownership is based upon 15,722,180 shares outstanding as of October 29, 2009.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Greater than 5% Shareholders
Kunio Yamamoto [1]	7,654,817	48.7%

Pinnacle China Fund L.P. [2]	740,826	4.7%

Pinnacle Fund L.P. [2]	740,827	4.7%

Ardsley Partners Fund II, LP [3]	478,667	3.0%

Ardsley Partners Institutional Fund, L.P. [3]	308,654	2.0%

Ardsley Offshore Fund Ltd. [3]	333,954	2.1%

Directors and Executive Officers

Gao Zhentao [1]	0	*	%

Han Chengxiang [1]	0	*	%

Hu Gang [1]	0	*	%

Peter Li [1]	0	*	%

Liu Yaojun [1]	0	*	%

Greg Huett [1]	0	*	%

Jiang Yingjun [1]	0	*	%

Richard Crimmins [4]	0	*	%

All Executive Officers and Directors as a group	0	*	%

*	Less than 1%

(1)	Address is c/o Weifang Yuhe Poultry Co. Ltd., 301 Hailong Street, Hanting District, Weifang, Shandong Province, The People’s Republic of China.
(2)
Address is 4965 Preston Park Blvd., Suite 240, Plano, TX 75093. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by each of Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P.  Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(3)
Address is 262 Harbor Drive, 4th Floor, Stamford CT 06902. Ardsley Advisory Partners, the Investment Manager of Ardsley Offshore Fund Ltd. and the Investment Adviser of one or more managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of common stock owned by Ardsley Offshore Fund Ltd., and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of common stock.

 Ardsley Advisory Partners, the Investment Adviser of Ardsley Partners Fund II, L.P. and Ardsley Partners Institutional Fund, L.P., shares the power to vote and direct the disposition of the proceeds from the sale of  the shares of common stock owned by Ardsley Partners Fund II, L.P. and Ardsley Partners Institutional Fund, L.P. and, accordingly, may be deemed the direct "beneficial owner" of such shares of common stock.

Ardsley Partners I, the General Partner of Ardsley Partners Fund II, L.P. and Ardsley Partners Institutional Fund, L.P., shares the power to vote and direct the disposition of the shares of common stock owned by Ardsley Partners Fund II, L.P. and Ardsley Partners Institutional Fund, L.P., and, accordingly, may be deemed the direct "beneficial owner" of such shares of common stock.

Philip J. Hempleman is the Managing Partner of Ardsley Advisory Partners and Ardsley Partners I and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of common stock owned by Ardsley Offshore Fund Ltd., Ardsley Partners Fund II, L.P., Ardsley Partners Institutional Fund, L.P. and the managed accounts. Mr. Hempleman  disclaims beneficial ownership of all of the shares of common stock referred to above.

(4)	Address is 4432 Long Fellow Drive, Plano, Texas 75093.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Security Interest in Personal Real Estate. On November 9, 2006, PRC Yuhe borrowed $266,667 from Wei Fang Han Ting Rural Credit Cooperatives Union, which was secured by a mortgage on the personal residence of Gao Zhentao, the Company’s chief executive officer. There is currently a principal balance of $266,667 outstanding on the loan, which accrues interest at the rate of 0.6825% per month. Accrued interest on the loan is payable on a monthly basis, and all outstanding principal and interest will become due and payable on November 8, 2009.

Salary paid by the Group. Since PRC Yuhe’s inception, the salary of the Company’s chief executive officer, Gao Zhentao, was paid by Shandong Yuhe Food Group Co., Ltd., “Yuhe Group”, a PRC company based in Weifang, Shandong Province that is controlled by the Company’s chief executive officer and his brother, Gao Zhenbo. In 2007 this salary totaled $8,000.

Share Exchange Agreement Transaction Between Mr. Kunio Yamamoto and First Growth. The Company entered into an Equity Transfer Agreement, the “Equity Transfer Agreement”, dated as of March 12, 2008, with Mr. Kunio Yamamoto, the sole shareholder of Bright Stand, to exchange all of the issued and outstanding shares of Bright Stand owned by him in exchange for the Company’s issuing to Mr. Yamamoto 126,857,134 unregistered shares, equivalent to 8,626,318 post-split shares, of the Company’s common stock. As a result of the transaction, Mr. Yamamoto holds 126,857,134 shares, equivalent to 8,626,318 post-split shares, or 88.8 % of the Company’s 142,857,134 shares, equivalent to 9,714,312 post-split shares, of common stock then outstanding following the completion of all matters referred to above.

Mr. Gao is the controlling shareholder, legal representative and executive director of Shandong Yuhe Food Group Co., Ltd., "Yuhe Group", holding 80% of its shares. Mr. Gao does not have any affiliation or relationship with any of the Company’s competitors, suppliers, customers, distributors and similar companies, including without limitation, Hefeng Green Agriculture Co., Ltd., Shandong Yuhe New Agriculture Academy of Sciences, and Weifang Hexing Breeding Co., Ltd.

In previous years when the Company needed working capital, it received advances from time to time from related companies and related companies also paid some expenses on the Company’s behalf. At December 31, 2006, the accumulated amount due to related companies was $2,567,739. The Company provided advances to and paid some expenses for other related parties when they needed working capital. The related parties serve as a source of temporary financing for each other in order to save on significant interest expenses.

The amounts due from related parties are an accumulation of some trade transactions and advances to related companies for working capital purposes. There are no agreements signed between the related companies and no fixed repayment dates, although the lenders have the right to demand repayment in full at anytime.

Related Party	Terms	Yuhe International, Inc. Balance as at December 31, 2008	PRC Yuhe Balance as at December 31, 2007	PRC Yuhe Balance as at December 31, 2006

Loans to Former Owners of PRC Yuhe

Mr. Gao Zhentao, Director and former owner of PRC Yuhe	The first oral loan agreement between PRC Yuhe as lender and Mr. Gao Zhentao as borrower was made in or about December 2006. Since then, there have been a number of borrowings and repayments under identical terms between these parties. Unsecured, interest free loans, have no fixed repayment date. For allowing Mr. Gao to make payments for his business trips and other expenses purpose. Balance in the sum of $74,125 was repaid on February 19, 2008. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$74,125	$-

Mr. Gao Zhenbo, Director of PRC Yuhe and former owner of Taihong
The first oral loan agreement between PRC Yuhe as lender and Mr. Gao Zhenbo as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

	Unsecured, interest free loans, have no fixed repayment date. For allowing Mr. Gao to make payments for his business trips and other expenses purpose. Balance in the sum of $76,716 was repaid on February 19, 2008. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$76,716 $	-

Mr. Tan Yi, Director of PRC Yuhe
The first oral loan agreement between PRC Yuhe as lender and Mr. Tan Yi as borrower was made on or about January 31, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

Unsecured, interest free loans, have no fixed repayment date. For allowing Mr. Tan to make payments for his business trips and other expenses purpose. Balance in the sum of $78,092 was repaid on February 19, 2008.

	Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$78,092	$-

Due from directors shown under non-current assets in balance sheet		$-	$228,933	$-

Loans to Companies in which Former Owner of PRC Yuhe Served as a Director

Hexing Green Agriculture Co., Ltd, a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between PRC Yuhe as lender and Hexing Green Agriculture Co., Ltd. as borrower was made on or about September 30, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

	Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The management expects to receive the loan balance on demand in December 2009. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$75,754	$70,990	$66,419

Shandong Yuhe Food Group Co., Ltd., a company in which Mr. Gao Zhentao served as a director	The first oral loan agreement between PRC Yuhe and Taihong as lenders and Shandong Yuhe Food Group Co., Ltd. as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms among these parties. Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The management expects to receive the loan balance on demand in December 2009. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$3,580,553	$5,617,363	$4,015,833

Shandong Yuhe New Agriculture Academy of Sciences, a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between PRC Yuhe as lender and Shandong Yuhe New Agriculture Academy of Sciences as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

	Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The management expects to receive the loan balance on demand in December 2009. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$50,257	$48,384	$45,268

Weifang Hexing Breeding Co., Ltd., a company in which Mr. Gao Zhentao served as a director	The first oral loan agreement between Taihong as lender and Weifang Hexing Breeding Co., Ltd. as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties. Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The balance in the sum of $214,954 was repaid on March 31, 2008. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$53,723	$-

Weifang Jiaweike Food Co., Ltd., a company in which Mr. Gao Zhentao served as a director	The first oral loan agreement between Taihong as lender and Weifang Jiaweike Food Co., Ltd. as borrower was made on or about September 3, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties. Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The management expects to receive the loan balance on demand in December 2009. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$25	$26	$-

Due from related companies shown under non-current assets on balance sheet		$3,706,589	$5,790,486	$4,127,520

Loans from Companies in which Former Owner of PRC Yuhe Served as a Director

Weifang Hexing Breeding Co., Ltd, a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between Weifang Hexing Breeding Co., Ltd. as lender and PRC Yuhe as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

	Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. Balance in the sum of $2,169,237 was repaid on June 30, 2007. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$-	$1,879,785

Weifang Jiaweike Food Co., Ltd, a company in which Mr. Gao Zhentao served as a director	The first oral loan agreement between Weifang Jiaweike Food Co., Ltd. as lender and PRC Yuhe as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties. Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. Balance in the sum of $473,220 was repaid on June 30, 2007. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$-	$687,954

Weifang Hexing Breeding Co., Ltd, a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between Weifang Hexing Breeding Co., Ltd. as lender and PRC Yuhe as borrower was made on or about March 12, 2008. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

	Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$185,885		$-	$-

Others	Unsecured, interest free loan, has no fixed repayment date. For working capital purposes.	$24,748		$-	$-

Due to related companies in which Former Owner of PRC Yuhe Served as a Director		$210,633		$-	$2,567,739

Loan from Bright Stand International Limited

Bright Stand International Limited, a company in which Mr. Gao Zhentao served as a director	Unsecured, interest free loan, has no fixed repayment date. The Balance was eliminated upon consolidation between Yuhe International and Bright Stand as a result of the reverse merger. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$	*1,000,000	$-

Loan from Bright Stand International Limited		$-		$1,000,000	$-

Due to related companies shown under current liabilities on balance sheet		$210,633		$1,000,000	$2,567,739

* This is the cash deposits to PRC Yuhe by Bright Stand as capital injection, since registration was not completed on December 31, 2007, and was classified as Loan accounts instead of Common Stock.

Providing Guarantees on Behalf of A Former Owner of PRC Yuhe.  PRC Yuhe provided a guarantee in favor of Shandong Yuhe Food Group Co., Ltd., a former owner of PRC Yuhe, in the amount of $2,128,399. The guarantee expired in January 2008.

Acquisition by Halter Financial . The Company entered into a Stock Purchase Agreement, the “Stock Purchase Agreement”, with Halter Financial Investments, L.P., a Texas limited partnership, “Halter Financial”, dated as of November 6, 2007, pursuant to which the Company agreed to sell to Halter Financial 14,000,000 unregistered shares, equivalent to 951,996 post-split shares, of the Company’s common stock for $425,000. The transaction closed on November 16, 2007. As a result of the transaction, Halter Financial held 14,000,000 shares, equivalent to 951,996 post-split shares, or 87.5% of the Company’s 16,000,000 shares, equivalent to 1,087,994 post-split shares, of common stock then outstanding following the completion. The Stock Purchase Agreement also required the Company’s Board of Directors to declare and pay a special cash dividend of $0.21, $3.088 post-split, per share to the Company’s shareholders on November 19, 2007. Halter Financial did not participate in such dividend. The dividend was payable to shareholders of record on November 15, 2007, which was prior to the date the shares were issued to Halter Financial under the Stock Purchase Agreement. The dividend payment date was November 19, 2007. The dividend was payable to the Company’s shareholders who held 2,000,000 shares of its common stock and resulted in a total dividend distribution of $420,000. The funds for the dividend came from the $425,000 proceeds received from the sale of common stock to Halter Financial. Halter Financial is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by Halter Financial.  Halter Financial has advised the Company that there was no correlation between the decision of Bright Stand to engage HFG International, Limited to provide consulting services to Bright Stand and the decision of Halter Financial to acquire a control position in First Growth. After Halter Financial became a 87.5% shareholder of First Growth pursuant to a Stock Purchase Agreement, there was a potential conflict of interest associated with an affiliate of Halter Financial, HFG International, Limited, advising Bright Stand about its purchase of a U.S. shell company, First Growth. Despite this potential conflict of interest, HFG International, Limited has informed the Company that its advice to Bright Stand was based on its research results into the prices paid by other groups to acquire control positions in publicly traded shell companies, which were similarly situated as First Growth at the time Bright Stand acquired First Growth.

 The Halter Financial transaction was described under related party transactions due to the special dividend payment to former officers and other former major shareholders.

Equity Investment by Certain Investors.   Effective March 12, 2008, the Company closed a Securities Purchase Agreement, the “Securities Purchase Agreement”, with certain investors. Pursuant to the terms of such Securities Purchase Agreement, such investors collectively invested approximately $18,000,000 into the Company at the price of $0.21, $3.088 post-split, per share in exchange for the Company’s issuance of 85,714,282 shares, equivalent to 5,829,018 post-split shares, to such investors. Mr. Yamamoto also sold 14,285,710 shares, equivalent to 971,500 post-split shares, of common stock to such investors for $3,000,000. Immediately following the closing of the Securities Purchase Agreement, Mr. Yamamoto owned 112,571,424 shares, equivalent to 7,654,818 post-split shares, of the Company’s common stock, and the investors owned 99,999,992 shares, equivalent to 6,800,518 post-split shares, of the Company’s common stock.

Agreements with Placement Agents. On March 12, 2008, as part of the compensation to the Company’s placement agent, Roth Capital Partners, LLC, in connection with their services under the Securities Purchase Agreement, the Company issued to Roth Capital Partners, LLC and WLT Brothers Capital, Inc. warrants to acquire an aggregate of 6,999,999 shares, equivalent to 476,014 post-split shares, of common stock, exercisable at any time after the date falling 6 months after their issuance. The warrants have a strike price equal to $0.252, $3.705 post-split, have a term of three years starting from March 12, 2008 and permit cashless or cash exercise at all times after they are exercisable until they expire on March 12, 2011.  On October 27, 2008, the Company issued 178,848 new shares to Roth Capital Partners, LLC based on their cashless exercise of 333,198 warrants issued to it as compensation for their services as co-placement agent.  The issuance of these securities was deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act. The shares of common stock issuable upon the exercise of the warrants have registration rights. In addition, Roth Capital Partners, LLC and WLT Brothers Capital, Inc. received cash compensation in the amount of $1.47 million. The above may have been disclosed as a promoter under S-K 404(c).

 SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common stock and other of the Company’s equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. To the best of the Company’s knowledge, based solely upon a review of the Form 3, 4 and 5 filed, no officer, director or 10% beneficial stockholder failed to file on a timely basis any reports required by Section 16(a).

EXECUTIVE COMPENSATION

		Annual Compensation
Name and Principal Position	Year	Base Salary	Bonus	All Other Compensation	Total
Gao Zhentao (1) Chief Executive Officer	2008 2007	105,110 34,286	0 0	0 0	105,110 34,286

Han Chengxiang Chief Production Officer	2008 2007	17,518 4,616	0 0	0 0	17,518 4,616

Hu Gang Chief Financial Officer	2008	72,993	0	0	72,993

Jiang Yiqiang Former Chief Financial Officer and current Chief Accounting Officer (2)	2008 2007	12,262 2,311	0 0	0 0	12,262 2,311

Richard Crimmins (3) Former President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Secretary-Treasurer	2007	0	0	0	0

Pam Jowett (4) Former President	2007	0	0	0	0

(1)	Gao Zhentao receives an annual salary in the sum of $8,000 from the Yuhe Group.
(2)	Mr. Jiang served as the Chief Financial Officer of First Growth, later Yuhe International, Inc., from March 12, 2008 to June 13, 2008. He is now the Company’s Chief Accounting Officer.
(3)	Mr. Crimmins served as the President of First Growth from November 16, 2007 through March 12, 2008.
(4)	Ms. Jowett served as the President of First Growth from September 1997 through November 16, 2007.

Components of the Company’s Executive Compensation Program

The Company’s executive compensation consists of the following elements:

The Company’s compensation objective is to ensure that executives are provided incentives and compensated in a way that advances both the Company’ short and long-term interests while also ensuring the Company’s ability to attract and retain executive management talent.

The Company approaches this objective through three key components, base salary, discretionary bonus and grant of options.

Base Salary. Base salaries for the Company’s executives are used to recognize the experience, skills, knowledge and responsibilities required of all the Company’s employees, including the Company’s executives. The 2008 base salary for each of the Company’s executive officers was based on the recommendation of the chief executive officer, and was based on his review of his business judgment and the assessment of the executive’s performance and is intended to be similar to salaries paid to executives at other companies in similar positions in Weifang, Shandong Province, China. The Company used Shandong Minhe Animal Husbandry Co., Ltd. as a benchmark for base salary. Shandong Minhe Animal Husbandry Co., Ltd. is located in Shandong Province and is one of the Company’s major competitors for sales of day-old broilers.

Base salaries are reviewed annually to confirm that they remain aligned with market levels after taking into account individual responsibilities, performance and experience.

Discretionary Annual Bonus. The Company’s board of directors has the authority to award discretionary annual bonuses to its executive officers, including the Company’s chief executive officer. Bonuses awarded were intended to compensate officers for achieving financial and operational goals, such as the business targets noted above, and for achieving individual annual performance objectives. These objectives vary depending on the individual, but relate generally to strategic factors such as the financial performance, results of operations, per share performance of the Company’s common stock and the level of responsibility of each individual’s position.

As the Company’ specific after tax net income target was $9 million for the year 2008, discretionary annual bonuses will be provided to the Company’s Chief Executive Officer and other executives if the Company exceeds the after tax net income target of $9 million, with an aggregate amount equivalent to 0.5%-1.5% of any excess. When deciding the amount of bonus to be awarded to other employees, the Company will consider the survival rate, productivity and hatching rate of the broilers. Such factors will be determined from time to time by the Company’s Compensation Committee.

In 2007 and 2008 these objectives specifically include the individual’s contribution to the process of going public and revenue growth. The actual amount of discretionary bonus granted is determined following a review of each executive’s individual performance and contribution to the Company’s strategic goals conducted within three months following the end of the applicable fiscal year.

The Company’s Compensation Committee as established pursuant to its charter is responsible for the administration of all salary, bonus and incentive compensation plans for the Company’s officers and key employees.

Long-Term Incentive Plan Awards. The Company currently does not have a stock option plan, stock appreciation rights plan or other long-term incentive plans. The Company has granted options only to its Chief Financial Officer thus far. However, the Company is reviewing the arrangement to grant options to other senior executives. The Company may implement a long-term incentive plan in the future; however because of Chinese tax laws, the Company currently does not consider these types of awards desirable.

Defined Benefit or Actuarial Plan. The Company contributes 20% from an individual employee’s total amount of monthly salary to pension insurance as required under Shandong Province local labor regulations, which has been reflected in the summary compensation table above. Each employee contributes 8% from his total amount of monthly salary to the same government-sponsored program, although the Company withholds and pays such percentage on behalf of the employee. However, no benefits are determined by final compensation and years of service.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the independent accountants. Each of the members of the Audit Committee meets the independence requirements of Nasdaq.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for 2008, the Audit Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2008 with the Company’s management and the independent accountants;

☐
discussed with Child, Van Wagoner & Bradshaw, PLLC, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

☐
reviewed the written disclosures and the letter from Child, Van Wagoner & Bradshaw, PLLC required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the non-audit services performed by Child, Van Wagoner & Bradshaw, PLLC are compatible with maintaining their independence;

•
based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2008 Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission; and

•	instructed the independent auditors that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE

Peter Li, Liu Yaojun, and Greg Huett.

Audit Committee’s Pre-Approval Policy

During fiscal year ended December 31, 2008, the Audit Committee of the Company’s Board of Directors adopted policies and procedures for the pre-approval of all audit and non-audit services to be provided by the Company’s independent auditor and for the prohibition of certain services from being provided by the independent auditor.  The Company may not engage its independent auditor to render any audit or non-audit service unless the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures.  On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to the Company by the independent auditor during the fiscal year.  At the time such pre-approval is granted, the Audit Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.  For any pre-approval, the Audit Committee considers whether such services are consistent with the rules of the Securities and Exchange Commission on auditor independence.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for professional audit services rendered by Child, Van Wagoner & Bradshaw, PLLC, for the audit of the Company’s annual financial statements for the fiscal years 2008 and 2007 respectively, and fees billed for other services provided by Child, Van Wagoner & Bradshaw, PLLC for fiscal years 2008 and 2007. The Audit Committee has approved all of the following fees.

	Fiscal Year Ended
	2008		2007

Audit Fees	$68,654		$6,575
Audit related Fees	$20,987	(1)	$-
Tax Fees		$(2)	$300

Total Fees	$89,641		$6,875

PROPOSAL 1— ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of five directors to serve for a one-year term until the 2010 annual meeting of stockholders or until their respective successors are elected and qualified. The Board of Directors has unanimously approved the nomination of Gao Zhentao, Peter Li, Liu Yaojun, Greg Huett and Han Chengxiang for election to the Board of Directors. The nominees have indicated that they are willing and able to serve as directors. If any of these individuals becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board of Directors recommends a vote “for” the election of Gao Zhentao, Peter Li, Liu Yaojun, Greg Huett and Han Chengxiang as directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Gao Zhentao, Peter Li, Liu Yaojun, Greg Huett and Han Chengxiang.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS

At the Annual Meeting, the stockholders will be asked to ratify and approve the appointment of Child, Van Wagoner & Bradshaw, PLLC or such other auditors as the Board of Directors deems fit as the Company’s independent auditors for the fiscal year ending December 31, 2009. Representatives of Child, Van Wagoner & Bradshaw, PLLC or such other auditors are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification and approval of the appointment of Child, Van Wagoner & Bradshaw, PLLC or such other auditors as the Board of Directors deems fit as the Company’s independent auditors for the fiscal year ending December 31, 2009.

INCORPORATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that the Company can disclose important information to you by referring you to other documents that the Company has filed separately with the SEC and delivered to you with the copy of this proxy statement. The information incorporated by reference is deemed to be part of this proxy statement. This proxy statement incorporates by reference the financial statements of the Company as contained in the Company’s annual report on Form 10-K filed by the Company on March 31, 2009, which is being mailed to all stockholders in connection with the annual meeting.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the proxy statement of the Board of Directors for the 2010 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at 301 Hailong Street Hanting District, Weifang, Shandong Province, The People’s Republic of China, on or before February 18, 2010. In addition, if the Company is not notified by the secretary of the Company of a proposal to be brought before the 2010 Annual Meeting by a stockholder on or before May 4, 2010, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

By Order of the Board of Directors

Gao Zhentao Chairman

Shandong, People's Republic of China
November 3, 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

Yuhe International, Inc.

Proxy Solicited by the Board of Directors
for the Annual Meeting of Stockholders
to be Held December 15, 2009

The undersigned hereby appoints Gao Zhentao and Vincent Hu or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Yuhe International, Inc., the “Company”, to be held on December 15, 2009 (Tuesday) at 10:00 am, local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

1.       To elect Gao Zhentao, Peter Li, Liu Yaojun, Greg Huett and Han Chengxiang as directors, to hold office until the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified, the nominees listed below:

☐	FOR All nominees listed (except as indicated below)	☐	WITHHOLD AUTHORITY to vote (as to all nominees)

To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.

2.        To ratify and approve the appointment of Child, Van Wagoner & Bradshaw, PLLC or such other auditors as the Board of Directors deems fit as the Company’s independent auditors for the fiscal year ending December 31, 2009.

☐ For	☐	Against	☐	Abstain

D-1

The Board recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date:___________, 2009

PLEASE COMPLETE, DATE AND SIGN THIS PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

D-2